UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2011

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland		CH-1214
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010, in May 2010, we received notice from BP Exploration and Production and/or its affiliates (“BP”), the operator under the drilling contract for Deepwater Horizon, maintaining that it believes that it is entitled to additional insured status as provided for under the drilling contract. In response, many of our insurers filed declaratory judgment actions in the Houston Division of the U.S. District Court for the Southern District of Texas in May 2010 seeking a judgment declaring that they have limited additional insured obligation to the operator. Our insurers have also received notices from Anadarko Petroleum Corporation (“Anadarko”) and MOEX Offshore 2007 (“MOEX”) advising of their intent to preserve any rights they may have to our insurance policies as an additional insured under the drilling contract. We, Anadarko and MOEX have each entered into the declaratory judgment actions. The actions have been transferred to the Multi-District Litigation Panel (the “MDL”) for discovery purposes in the U.S. District Court, Eastern District of Louisiana.

On June 17, 2011, certain insurance companies of our excess liability policies filed a Complaint for Interpleader with the MDL regarding the insurance proceeds to be paid pursuant to the $150 million first layer of our excess liability coverage to ensure that correct payments are made to the proper persons and entities according to the court’s oversight. In their Complaint for Interpleader, the insurers state that we have a right to coverage (subject to certain terms, conditions, limitations and exclusions) and that they specifically dispute that BP, Anadarko and MOEX are unrestricted additional insured parties under the policy. The insurers further request relief from the court to, among other things, reimburse us for properly submitted, reasonable and covered claims submitted to date and in the future.

We have previously recognized an asset related to the amounts recoverable under our insurance policies for certain Macondo-related incurred costs and expenses and for estimated contingent losses. As of March 31, 2011, the amount of the asset was approximately $180 million. Due to the uncertainties related to the court’s ultimate decision with respect to the funds submitted to the court by our insurers and surrounding the timing of any release of such funds, we are evaluating the impact of these actions on the amount of the asset recoverable under our insurance policies. However, there can be no assurance that we will receive any such proceeds from the court or that insurers subscribing to additional layers of our $950 million excess liability policies will not file similar interpleader actions. Ultimately, these actions may limit the amount of insurance coverage otherwise available to us and may have a material adverse effect on our statement of financial position, results of operations or cash flows.

Statements regarding the receipt of insurance proceeds, reversal of recoverable amounts and the results of the actions described in this report, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to actions by the court and other third parties and other factors detailed in our most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: June 17, 2011	By	/s/ Eric J. Christ
Eric J. Christ
Authorized Person